UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                    January 3, 2018

MUTUALFIRST FINANCIAL, INC.

(Exact name of registrant as specified in its chapter)

Maryland	000-27905	35-2085640
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

110 E. Charles Street, Muncie, Indiana	47305-2419
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code                      (765) 747-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 8.01.  Other Events

On December 22, 2017, President Donald Trump signed into law “H.R.1”, formerly known as the “Tax Cuts and Jobs Act”, which among other items reduces the federal corporate tax rate to 21% effective January 1, 2018. As a result, MutualFirst Financial (the “Company”) has concluded that this will cause the Company’s deferred tax assets to be revalued. The Company estimates that it will reduce the value of its net deferred tax asset between $2.0 million and $2.2 million, which will be recorded as additional income tax expense during the fourth quarter of 2017. Under this methodology, the estimated fourth quarter earnings impact would be approximately ($0.27) to ($0.29) per diluted share and the estimated tangible book value impact would be approximately ($0.27) to ($0.29) per share based on estimated fourth quarter weighted average diluted shares of approximately 7.5 million and total shares outstanding of approximately 7.4 million at year end.

The Company’s revaluation of its deferred tax asset is subject to further refinement as additional information becomes available and further analysis is completed. At this time, the Company is unable to make a final determination of the precise impact on its earnings.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MUTUALFIRST FINANCIAL, INC.

Date: January 3, 2018	By:	/s/ Christopher D. Cook
Christopher D. Cook
SVP, Treasurer and Chief Financial Officer

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